Exhibit 99(a)(38)

LINKLATERS
1345 Avenue of the Americas
New York, NY 10105
(212) 424-9000
James R. Warnot, Jr. (JW 9903)
Michael J. Osnato, Jr. (MO 6982)
Paul S. Hessler (PH 4461)
Kris Kerstetter (KK 9477)
Justin Williamson (JW 6602)

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
Four Times Square
New York, NY 10036
(212) 735-3000
Jerome S. Hirsch (JH 5650)
Joseph N. Sacca (JS 9435)
Jeremy A. Berman (JB 0378)

Attorneys for Plaintiff Gold Fields Limited

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK

GOLD FIELDS LIMITED,	04 Civ.0787 (RMB) AMENDED COMPLAINT

Plaintiff,

v.

HARMONY GOLD MINING COMPANY LIMITED,

Defendant.

     Plaintiff Gold Fields Limited (“Gold Fields”), for its Complaint against Defendant Harmony Gold Mining Co. Ltd. (“Harmony”) alleges, on the basis of knowledge with respect to its own conduct, and on information and belief as to all other matters, as follows:

SUMMARY OF THE ACTION

     1. This action arises under the Williams Act, 15 U.S.C. § 78n, and seeks immediate injunctive relief against the unlawful conduct of Harmony in connection with its scheme to acquire control of Gold Fields, a leading South African precious metals producer. On October 18, 2004, Harmony, acting in concert with MMC Norilsk Nickel (“Norilsk”), a Russian nickel producer that owns a

THE PARTIES
JURISDICTION AND VENUE
BACKGROUND FACTS
I. OMISSIONS AND MISSTATEMENTS OF MATERIAL FACT BY HARMONY
II. HARMONY’S FAILURE TO FILE DISCLOSURES APPROPRIATE TO DISCLOSE NORILSK’S ROLE AS A CO-BIDDER UNDER THE SEC TENDER RULES
III. THE IRREPARABLE HARM TO GOLD FIELDS IF THE TENDER OFFER PROCEEDS ON THE BASIS OF MISLEADING DISCLOSURES
VIOLATIONS OF THE FEDERAL SECURITIES LAWS

20% block of Gold Fields shares, announced a hostile multi-step tender offer (the “Tender Offer”) directed at, among others, Gold Fields’ U.S. shareholders and holders of Gold Fields American Depositary Shares (“ADS”) (the “U.S. Investors”), who collectively hold securities representing approximately 35% of Gold Fields’ ordinary share capital. The Tender Offer is valued at more than $8 billion.

     The Coercive Structure of the Tender Offer

     2. The Tender Offer purportedly comprises two steps. The first step, which expires on November 26, 2004 (the “Early Settlement Offer”), is for up to 34.9% of Gold Fields’ shares — approximately the same percentage of the share capital of Gold Fields that is held by U.S. Investors. Although Harmony states there will be a second step to the Tender Offer, the fact of the matter is that control of Gold Fields will be determined in the Early Settlement Offer. That is because Norilsk — which schemed together with Harmony to devise the Tender Offer but about which scant information has been disclosed — has agreed with Harmony not to participate in the Early Settlement Offer, and instead to retain its shares to vote them against the competing transaction between Gold Fields and IAMGold Corporation described below, and then later to tender its Gold Fields shares to Harmony. As a result of this arrangement, Harmony will effectively have voting control of Gold Fields upon the completion of the Early Settlement Offer if as few as 30.01% of Gold Fields’ shares are tendered.

     3. The purported second step of the Tender Offer, which will come only after Harmony will have effective control of Gold Fields, will consist of the acquisition of the 20% block of Gold Fields shares held by Norilsk and an offer by Harmony for the remaining shares of Gold Fields (the so-called “Subsequent Offer”). In its draft Form F-4 Registration Statement filed with the SEC on October 21, 2004 and amended on October 25, 2004 (the “Draft Registration Statement”) Harmony stated: “Immediately subsequent to the completion of [the Early Settlement Offer], Harmony has irrevocably committed to make offers in the United States and South Africa for all of the remaining share capital of Gold Fields, on the same terms but subject to different conditions from these offers.” The two-step structure of the Tender Offer was designed by Harmony and Norilsk to coerce the U.S. Investors to hurriedly accept the Early Tender Offer rather than wait for whatever consideration may be forthcoming in “further offers.”

     The Alliance Between Harmony and Norilsk to Gain Control of Gold Fields

     4. Compounding the inherently coercive nature of the offer, the information provided to U.S. Investors in the Draft Registration Statement for the Early Settlement Offer is riddled with omissions and misrepresentations of material fact. Harmony’s purpose in publishing a misleading registration statement is to coerce U.S. Investors to tender to Harmony on the basis of false and inadequate information and without full understanding of the consequences of their decision.

     5. Moreover, while the Schedule 13Ds that both Harmony and Norilsk filed with the Securities and Exchange Commission (“SEC”) concede that Norilsk has long been involved in structuring the Tender Offer and that Norilsk and Harmony may be considered a “group” for purposes of the Tender Offer, Harmony’s Tender Offer Statement on Form TO filed with the SEC fails to disclose any of the required information about Norilsk, including financial statements, details about its intentions with respect to Gold Fields should the offer succeed and information about Norilsk’s controlling persons. Nor has Norilsk independently filed a Form TO.

     6. In March 2004, Norilsk acquired a 20% stake in Gold Fields as an initial step in its efforts to gain majority control of the company and its lucrative gold mines. Norilsk’s designs on Gold Fields were frustrated, however, when Gold Fields announced in August 2004 that it planned to acquire IAMGold Corporation, a Canadian gold producer (the “IAMGold Transaction”).

     7. As has been widely reported, Harmony, whose corporate modus operandi has been to acquire other mining companies and their cash as a mechanism to maintain positive cash flow, perceived that Norilsk’s dissatisfaction with the IAMGold Transaction could be exploited to solve Harmony’s own ongoing cash flow problems. By their own admission in SEC filings, over the course of more than a month Harmony and Norilsk schemed to jointly structure the purportedly two-step Tender Offer whereby they would gain control of Gold Fields in the Early Settlement Offer and then, if certain conditions (some ill-defined, some as yet undisclosed) are met, acquire all of its remaining outstanding shares. As explained above, this alliance of convenience will have the effect of disenfranchising all Gold Fields shareholders who do not tender in the Early Settlement Offer.

Background to the Securities Law Violations:
The Tender Offer is Based on Incomplete and Inaccurate Disclosures

     8. Facts material to shareholders outside the U.S. are equally material to investors in the U.S. The information that Harmony provided to Gold Fields’ U.S. Investors through its Draft Registration Statement and its Schedule TO filed with the SEC on October 22, 2004, ignores these principles, and deprives U.S. Investors of key information, much of which was expressly made available and accessible to non-U.S. investors.

     9. The information provided by Harmony to non-U.S. investors concerning the Tender Offer is found in a 359-page offering circular that Harmony released outside the United States on October 20, 2004 (the “Offering Circular”). Although U.S. Investors were prohibited from accessing the Offering Circular, that document provided non-U.S. shareholders of Gold Fields with the benefit of a lengthy description of facts material to the proposed acquisition of Gold Fields by Harmony, including by way of example:

•	Ready access to a 195-page independent expert report — attached to and delivered with the Offering Circular — commissioned specifically by Harmony to provide a strategic overview and valuation of its gold exploration and mining operations, including a detailed analysis of Harmony’s gold reserves revealing that Harmony has only approximately 40 million ounces of proved and probable reserves under present economic conditions, for purposes of assisting the non-U.S. Gold Fields shareholders in deciding whether to tender their shares to Harmony and accept Harmony stock in exchange for their tendered shares (the “Harmony Expert Report”); and

•	Explicit disclosure that if the Early Settlement Offer for 34.9% of Gold Fields’ shares is successful, Harmony will gain control of Gold Fields by virtue of its arrangement with Norilsk (the terms of which are explicitly disclosed in the Offering Circular) and the tender of Norilsk’s 20% of Gold Fields’ shares in the second step of the scheme.

     10. The information provided to U.S. Investors stands in stark contrast to what Harmony provided in the Offering Circular. The Draft Registration Statement on which U.S. Investors are asked to base their decisions is only 147 pages long, or 212 pages shorter than the Offering Circular provided to Gold Fields’ non-U.S. shareholders.

     11. The problem with the Draft Registration Statement is not just its abbreviated size, but rather its omissions and misstatements of key information about the Tender Offer and Harmony. Perhaps most glaring is that whereas the Harmony Expert Report estimates that Harmony has 39 million ounces of gold reserves, the Draft Registration Statement asserts that Harmony has proved and probable reserves of approximately 62 million ounces under current economic conditions. This massive discrepancy goes entirely unexplained by Harmony, and results from the inappropriate reclassification of inferred resources as probable reserves, which renders Harmony’s disclosure in the Draft Registration Statement false and misleading.

     12. There is no dispute that the amount of proved and probable reserves is the most important measure of a gold mining company’s value. Harmony’s enormous disparity in reported reserves leaves Gold Fields’ shareholders who must decide whether to tender their shares in exchange for Harmony stock fundamentally in the dark as to the true level of Harmony’s reserves and thus without a basis to evaluate the value of the Harmony shares they are being offered.

     13. Similarly, Harmony’s Draft Registration Statement is devoid of any information sufficient to inform investors of the basis for the claim that Harmony has “irrevocably committed” to make further offers in the U.S. and South Africa for all the remaining share capital of Gold Fields immediately subsequent to the completion of the Early Settlement Offer, including whether the “commitment” is in writing, the nature of the “commitment,” to whom and under what terms it has been made, whether Gold Fields’ shareholders may rely on it, whether the “commitment” is in any manner revocable or alterable (which in fact it presumably is in that it is subject to conditions not fully specified), who, if anyone, may enforce it, and whether there will be any adverse consequences to Harmony or Gold Fields’ shareholders if Harmony breaches its “commitment” to make the Subsequent Offer. The statement that Harmony has “irrevocably committed” to make the make further offers is false and misleading.

     14. In addition, and in violation of Sections 14(d) and 14(e) of the Securities Exchange Act of 1934, and the rules promulgated thereunder, Harmony has not disclosed the requisite information about Harmony’s co-bidder, Norilsk, even though Harmony admits (i) that Norilsk was an active planner in, and motivating force behind, the structure of Harmony’s takeover bid, (ii) that Norilsk could control Gold Fields together with Harmony if the Early Settlement Offer succeeds in Harmony’s acquiring 34.9% of Gold Fields’ securities, (iii) and that Norilsk has designs on acquiring the non-South African gold assets of Gold Fields. The absence of necessary background and financial information about Norilsk, as well as information concerning its plans and intentions with respect to Gold Fields, is pressuring Gold Fields’ U.S. Investors to tender in the Early Settlement Offer because they do not have a sufficient basis on which to evaluate the merits of continued investment in a Gold Fields versus a company that potentially will be dominated and controlled by Norilsk and Harmony together.

     15. The numerous additional misstatements and omissions in the Draft Registration Statement, in further violation of the securities laws, include:

•	Harmony’s failure to disclose that the true reason for structuring the Tender Offer to include an initial offer for 34.9% of Gold Fields shares, followed by purported “further offers” for the remaining shares, is to accelerate its ability to influence control over Gold Fields, as well as to avoid compliance with South African rules governing the point at which a full offer for all shares must be made;

•	The absence of appropriate disclosure of information concerning the Norilsk undertaking, the absence of disclosure of the fact that there appear to be serious questions as to whether or not Norilsk as a matter of Russian law can vote its shares as it has supposedly promised to do, and the absence of any discussion concerning what promises Norilsk has received in return for its undertaking;

•	Harmony’s failure adequately to disclose the true structure of the transaction, namely that it will obtain voting control of Gold Fields after the Early Settlement Offer when the shares that are tendered to it in the Early Settlement Offer are combined with the additional 20% of Gold Fields’ shares that it will control pursuant to the Norilsk undertaking; and

•	Harmony’s use of a misleading calculation to arrive at an illusory “premium” allegedly being offered for each Gold Fields’ share and ADS.

     16. As a result of these myriad securities law violations, U.S. Investors are now being forced to make hasty, uninformed decisions about how to respond to the Early Settlement Offer, including whether to tender, sell or hold all or part of their Gold Fields’ ADSs and ordinary shares. Harmony’s intention in making these material misstatements and omissions in the Draft Registration Statement and Schedule TO is apparent: to deny to Gold Fields’ U.S. Investors material information concerning the Early Settlement Offer in an effort to induce those investors to tender their shares to Harmony, which has obviously concluded that investors would not tender if they were given the complete and accurate story.

     17. The need for immediate disclosure in Harmony’s Draft Registration Statement and Schedule TO of all material information is all the more acute here because of the uniquely coercive features of the Early Settlement Offer:

•	Because the Early Settlement Offer offers only Harmony stock, not cash, U.S. Investors need sufficient information about Harmony’s plans, finances, and gold reserves to meaningfully evaluate the value of, and risks inherent in, the offered stock;

•	Because the Early Settlement Offer is for only 34.9% of Gold Fields’ stock, and not for 100%, the absence of sufficient information about Harmony’s plans for Gold Fields means that U.S. Investors cannot reasonably evaluate the investment alternative of not tendering and remaining a minority stockholder in a Gold Fields dominated and controlled by Harmony; and

•	Because of the paucity of information available to U.S. Investors relative to non-U.S. investors, U.S. Investors are being forced to make irrevocable investment decisions on a skewed playing field, which places them at a severe disadvantage in making these decisions.

     18. The risk to Gold Fields’ shareholders is compounded by the ownership structure of Harmony. Approximately 20% of Harmony’s shares are held by African Rainbow Minerals Limited (“ARM”). If 34.9% of Gold Fields’ shares are tendered in the Early Settlement Offer, and if Harmony then acquires the remaining shares of Gold Fields, ARM and Norilsk will own approximately 6.72% and 13.25%, respectively, of the combined company. To this end, Harmony is forced to admit in its Draft Registration Statement that to “the extent these shareholders maintain such a level of shareholding and particularly if they act in concert, after the exchange, ARM and Norilsk Nickel may be in a position to exert heightened influence in the election of the directors and officers of Harmony and in other corporate actions that require shareholders’ approval.”

     19. Harmony’s misstatements and omissions are fundamental and have tainted the integrity of the entire offer process. With each misled U.S. Investor who tenders because of incorrect or incomplete information, the momentum gathers in the direction of the 34.9% triggering amount. U.S. Investors have suffered and will continue to suffer irreparable harm as a result of the misleading information Harmony is disseminating. The irreparable harm is particularly acute due to the uniquely coercive features of the Early Settlement Offer described above.

     20. Because the process for U.S. Investors to tender their shares on the basis of this incomplete and inaccurate information has already begun, Harmony should be enjoined from proceeding with the Early Settlement Offer until the effect of its misstatements has dissipated in the market, Harmony makes corrective disclosures in a manner sufficient to inform U.S. Investors of the correct facts, and the market has absorbed such corrective disclosures. In addition, Harmony should rescind all tendered shares it has received from U.S. Investors. Prompt injunctive relief is necessary because investment decisions are being made every day by U.S. Investors uninformed and misinformed by Harmony’s Draft Registration Statement and Schedule TO.

     21. Over and above its failure to provide the disclosures required by the Williams Act, Harmony has separately violated Section 5 of the Securities Act of 1933 through its representation in the Draft Registration Statement that to the extent it offers greater consideration to shareholders in the Subsequent Offer, those holders of Gold Fields shares that have accepted the Early Settlement Offer will be entitled to receive any excess consideration payable in the “further offers,” regardless of whether they are Harmony shareholders at such time. The right to future consideration is being offered for value, because Gold Fields shareholders are being asked to exchange each of their shares for 1.275 new Harmony shares plus this right. This offer of a security is not being provided under cover of an effective registration statement, and is thus a violation of Section 5(c) of the Securities Act.

THE PARTIES

     22. Plaintiff Gold Fields Limited is principally engaged in the exploration, mining and sale of gold and is organized under the laws of South Africa. Gold Fields is recognized as one of the leading gold companies in the world and currently ranks as the fourth largest gold mining company in the world with annual attributable gold production of more than 4.3 million ounces of gold.

     23. Gold Fields’ ADS are traded on the New York Stock Exchange under the symbol “GFI.” As of September 30, 2004, there were approximately 113,161,913 Gold Fields’ ADS outstanding, representing approximately 23% of all outstanding Gold Fields shares. An additional 12% of Gold Fields’ ordinary shares are held within the U.S.

     24. Defendant Harmony Gold Mining Company Limited is principally engaged in the exploration, mining and sale of gold. Harmony is organized under the laws of South Africa.

JURISDICTION AND VENUE

     25. This action is brought to enjoin and restrain violations of Sections 14(d) and (e) of the Securities Exchange Act of 1934 (15 U.S.C. §§ 78n(d) and (e)) and the SEC rules and regulations promulgated thereunder, and Section 5 of the Securities Act of 1933 (15 U.S.C. § 77e(a)).

     26. Subject matter jurisdiction over this action is conferred by the Securities Exchange Act of 1934 (15 U.S.C. § 78aa), the Securities Act of 1933 (15 U.S.C. § 77a) and 28 U.S.C. § 1331.

     27. Venue is proper in this District pursuant to the Securities Exchange Act of 1934 (15 U.S.C. § 78aa), the Securities Act of 1933 (15 U.S.C. § 77a) and 28 U.S.C. § 1391. One or more of the acts and transactions complained of herein have occurred in this District and, unless enjoined, will continue to occur in the District.

     28. This Court has personal jurisdiction over Harmony based, among other things, upon the SEC filings complained of herein and the trading of its ADS upon U.S. securities exchanges.

BACKGROUND FACTS

     A.     Norilsk’s Designs on Gold Fields

     29. In March 2004, Norilsk announced that it had acquired approximately 20% of Gold Fields’ outstanding shares for over $1 billion. Norilsk stated in the Schedule 13D it filed at that time that it purchased the shares “to increase its position in the gold-mining industry through acquisitions of interests in and partnerships with major global gold producers.” Almost immediately after the acquisition of his company’s stake in Gold Fields, Leonid Rozhetskin, a senior Norilsk officer, was reported by Business Day as having told the Russian Economic Forum in London that Norilsk intended to dramatically increase its Gold Fields’ stake. Business Day further reported that “sources close to the company said the remark [by Rozhetskin] would indicate an intention to take majority control.” Business Day, April 26, 2004.

     30. Norilsk thereafter informed the senior management of Gold Fields that its long-term strategy was to inject its gold mining assets into Gold Fields in return for Gold Fields’ shares, with the objective of gaining majority control of Gold Fields. Norilsk further informed Gold Fields that after it became a controlling shareholder, it intended to procure the re-domicile and off-shore listing of Gold Fields.

     31. On August 11, 2004, Gold Fields announced the IAMGold Transaction. If approved by Gold Fields’ shareholders, Gold Fields’ international assets will be combined with IAMGold and IAMGold will be re-named Gold Fields International Limited and will be a listed subsidiary of Gold Fields. No sooner was the announcement made than the financial press began to report that Norilsk was extremely distressed at the fact that the IAMGold Transaction would interfere with its own plans to acquire control of Gold Fields’ international assets:

Buyer’s Remorse?

Africa News (October 20, 2004) — In April, Norilsk Nickel financial strategist Leonid Rozhetskin hinted that he wanted to expand that stake into a controlling one. But Gold Fields’ plans to create a larger, more expensive mining company out of a merger with Canada’s IAMGOLD seem to have stymied such aspirations. That deal is yet to be approved by Gold Fields’ shareholders, and Norilsk Nickel has signaled it is unhappy with the move.

     32. Following the announcement of the IAMGold Transaction, Norilsk complained about the deal to senior management of Gold Fields. Since that time, Norilsk has refused to engage in any dialogue with senior management of Gold Fields, choosing instead to work with Harmony on their joint scheme to gain control of Gold Fields.

     B.     Harmony’s Need to Acquire Gold Fields and its Cash Reserves

     33. Over the past decade, Harmony’s survival has depended upon a steady diet of acquisitions, with 26 since 1995. Despite this, or perhaps as a result of it, Harmony is not a profitable company and has in fact announced substantial losses in each of its last five quarters: “Harmony Mining Co. Ltd. claims it is no longer ‘burning cash,’ but the South African upstart trying to buy rival Gold Fields Ltd. yesterday reported its fifth consecutive quarterly [loss]. Johannesburg-based Harmony reported a loss of 340 million rand ($66.4-million) in the first quarter ended Sept. 30, widened from a loss of 61 million rand ($11.9-million) in the same period last year.” See Financial Post (October 27, 2004).

     34. Harmony’s dependence upon acquisitions — including its Gold Fields’ bid — has been publicly attributed to a chronic shortage of cash:

Business Day (October 25, 2004) — [Harmony CEO Bernard Swanepoel] wants Gold Fields, not because he is concerned one whit about its shareholders or because, as he alleges, its hanging deal with Canadian-based IAMGOLD will destroy value, but because he needs to get his hands on Gold Fields’ cash hoard. Gold Fields’ last balance sheet shows net cash of R4,l bn. If long term loans of Rl,4 bn are deducted, it has free cash of R2,7 bn. That needs to be contrasted with Harmony’s position. At June it held cash of Rl,4 bn and disported long-term borrowings of R2,8 bn. There is a look about this takeover bid that it was borne of desperation — that if Harmony does not get its hands around this massive asset with its cash pot, it will be headed for a long, slow decline.

     C.     Harmony and Norilsk Combine Forces to Develop a Takeover Plan

     35. Norilsk, itself motivated to gain control of Gold Fields’ crown jewel international mining assets, was the ideal ally for Harmony, which coveted Gold Fields’ cash reserves and South African assets. Harmony’s Draft Registration Statement is clear that even before it opened a line of communication with Norilsk, it had identified Norilsk as a strategic ally in a bid for Gold Fields because each company stood to benefit from separate aspects of Gold Fields’ assets:

In July 2004, in connection with its evaluation of the entire South African gold mining industry, Investec prepared a presentation to the Harmony management team with regard to the value that Harmony could obtain from the Gold Fields’ South African mining assets, in particular. Coupled with this analysis was the observation by Investec that MMC Norilsk Nickel, or Norilsk, the largest shareholder of Gold Fields, was known in the market to be interested in identifying an international entity into which its international gold assets might be infused. Therefore, the initial proposal developed by Investec focused on Harmony working with Norilsk to form two separate geographically-focused entities with Harmony acquiring the South African assets and Norilsk acquiring the international assets [of Gold Fields] (emphasis added).

     36. As set out in Harmony’s Draft Registration Statement, on August 3, 2004, Harmony’s financial advisor “suggested the possibility of a meeting with Norilsk to explore Norilsk’s strategic thinking with respect to their investment in Gold Fields and whether there might be synergies between Harmony’s interests and Norilsk’s objectives. Given that Investec [another Harmony financial advisor] had also recommended an approach to Norilsk, and that HSBC had contacts with Norilsk, HSBC was requested to discuss a potential meeting with Norilsk. Later that week, a meeting was arranged for September 6, 2004 with Leonid Rozhetskin, the Deputy Chairman of Norilsk.”

     37. On September 6, 2004, Harmony and its financial advisor made a presentation to Norilsk in which they sought to convince Norilsk that the IAMGold Transaction, if consummated, would lead to a diminution in value to Gold Fields shareholders. They also presented their view of possible synergistic benefits of a combination of Harmony and Gold Fields. Following the meeting, Harmony expressed interest in exploring a possible transaction to acquire all or part of Gold Fields.

     38. Each company had its reasons for teaming together to disrupt the IAMGold Transaction — in the case of Norilsk, the IAMGold Transaction represented a roadblock to its own designs on gaining control of Gold Fields and its international assets; in the case of Harmony, it rightly perceived that with the benefit of the IAMGold Transaction, Gold Fields would put further competitive distance between it and Harmony, and that Harmony’s cash flow problems would severely imperil the company’s growth.

     39. From September 6, 2004 on, as the SEC filings by both Norilsk and Harmony unequivocally show, both companies began to jointly plan the structure of a tender offer for Gold Fields’ shares. The descriptions in those filings of their efforts to develop the offer structure is compelling evidence that despite Harmony’s role as the public face of the offer, Norilsk is equally a bidder for Gold Fields. For example:

Norilsk Amended Schedule 13D

On September 6, 2004, Harmony met with Norilsk Nickel and informed it of Harmony’s proposed transaction to acquire all the shares in the Company (the “Proposed Offer”). In discussions that followed, Harmony stated that it was not prepared to proceed with the proposed transaction unless Norilsk Nickel entered into an irrevocable undertaking (the “Undertaking”) whereby Norilsk Nickel would agree to support the Proposed Offer on the terms outlined in the Undertaking. Harmony and Norilsk entered into discussions regarding the terms of the Undertaking, subject to board approval, finalization of the structure of the Proposed Offer and discussions with regulatory authorities. On October 16, 2004, the board of directors of Norilsk Nickel approved the Undertaking and Norilsk Nickel entered into the Undertaking. (emphasis added).

     40. As is self-evident from the above-passage from Norilsk’s own SEC filing, Norilsk and Harmony (i) negotiated the terms of the Norilsk stock pledge (which was itself a condition precedent to Harmony’s willingness to do the deal); and (ii) jointly developed and finalized the transaction structure, and apparently had joint discussions with regulatory agencies. As Norilsk concedes in the same Schedule 13D, Norilsk “and Harmony may be deemed to be a group” for purposes of the Tender Offer.

     41. These admitted facts, coupled with Harmony’s statements in its Draft Registration Statement that “Norilsk may be in a position to exert heightened influence in the election of the directors and officers of Harmony and in other corporate actions that require shareholders’ approval” and in

Harmony’s own Schedule 13D that it would not have proceeded with the Tender Offer, which it structured together with Norilsk, without first receiving the stock pledge from Norilsk, are prima facie evidence that Norilsk is a co-bidder for Gold Fields and that Harmony must make appropriate disclosures to U.S. Investors concerning Norilsk.

42. While these disclosures by both Norilsk and Harmony clearly establish Norilsk’s role as a co-bidder for Gold Fields, they deliberately leave unanswered a central question of the highest possible materiality to investors — just what exactly has Harmony promised to Norilsk in exchange for Norilsk’s surrender of its right to freely vote its Gold Fields’ shares and its pledge of them to the tender offer?

43. Whether it be a promise of majority control of the board of directors, or a right to control Harmony’s non-South Africa mining assets, it is a virtual certainty that some deal has been struck between the two allies. While Harmony and Norilsk are understandably not talking about any secret arrangements, the financial press is:

Gold Fields to Harmony?

Moneyweb (October 17, 2004) — According to those familiar with the proposed transaction, Harmony Gold is to mount a full bid for Gold Fields, in further consolidation of a decade-old trend in the resources sector. On Wednesday October 13, Moneyweb reported that market speculation had it that Gold Fields was in play, and that Norilsk was thought to have been increasing the stake in Gold Fields that it acquired from Anglo American earlier this year. . . . . It appears that, as part of the deal, Norilsk may take Gold Fields’ assets outside South Africa, including the platinum prospect in Finland. (emphasis added).

     D.     The Announcement of the Joint Tender Offer

     44. On October 18, 2004, Harmony publicly announced a proposed takeover of Gold Fields. Despite Norilsk’s indisputable role in structuring the transaction, and the fact that it would control a significant portion of a post-merger company, Norilsk was not described as a co-bidder. The press, however, saw the issue in its true light: “Norilsk was unhappy with the IAMGold deal and has teamed up with Harmony to take over Gold Fields and stop the deal going through.” See Financial Mail (October 22, 2004) (emphasis added).

     45. According to the terms of the offer, Harmony will tender 1.275 new Harmony shares in exchange for all outstanding shares and ADS of Gold Fields. The proposed takeover was described in the Offering Circular, made available on October 20, 2004 on Harmony’s website located at http://www.harmony.co.za/www.harmonypr.co.za/index.cfm.

     E.     The Restrictions on U.S. Investors’ Access to the Offering Circular

     46. U.S. Investors of Gold Fields are not permitted to review the Offering Circular — in order to access the section of Harmony’s web site containing the Circular, investors must certify that they are not U.S. persons.

     47. The fact that the Offering Circular is not for the benefit of U.S. Investors is reinforced by numerous legends and disclaimers within the Circular stating that U.S. Investors are not entitled to receive or rely on the information therein in deciding whether to tender their shares:

•	The distribution of this communication may, in some countries, be restricted by law or regulation. Accordingly, persons who come into possession of this document should inform themselves of and observe these restrictions. The solicitation of offers to buy Harmony shares (including Harmony shares represented by Harmony ADS) in the U.S.A. will only be made pursuant to a prospectus and related offer materials that Harmony expects to send to holders of Gold Fields securities. The Harmony shares (including Harmony shares represented by Harmony ADS) may not be sold, nor may offers to buy be accepted, in the U.S.A. prior to the time the Draft Registration Statement becomes effective.

•	Copies of this document are not being made available, and must not be mailed, forwarded, transmitted or otherwise distributed or sent in or into Australia, Canada, Japan, the Republic of Ireland, the U.S. or another jurisdiction in which it is illegal to make the offers and persons receiving this document (including custodians, nominees and trustees) must not distribute, forward, mail, transmit or send it in or into or from Australia, Canada, Japan, the Republic of Ireland, the U.S. or any such other jurisdiction.

     F.     The Offering Circular’s Overview of the Harmony/Norilsk Tender Offer

     48. The Offering Circular provides a detailed description of the structure of Harmony’s proposed takeover of Gold Fields. The Offering Circular states that Harmony will extend two consecutive offers, the Early Settlement Offer and the Subsequent Offer, to Gold Fields shareholders with the goal of acquiring all of the outstanding shares in Gold Fields.

     49. In the Early Settlement Offer, Harmony has made an initial offer to acquire up to 34.9% of the entire issued share capital of Gold Fields subject to: (i) the passing and, where applicable, registration, of the ordinary and special resolutions required, inter alia, to increase Harmony’s share capital, to enable Harmony to implement the offer, and to issue the Harmony shares to be exchanged as consideration for Gold Fields shares; and (ii) the Draft Registration Statement applicable to those Harmony shares to be issued in the U.S. having been declared effective by the SEC. The early Settlement Offer expires on November 26, 2004 and is not open to shares owned by Norilsk.

     50. The deliberate use of a 34.9% ceiling in the Early Settlement Offer is designed to permit Harmony to avoid compliance with a South African law requiring a bidder to immediately offer to purchase all outstanding shares upon attaining control of 35% of outstanding shares.

     51. According to the Offering Circular, in the Subsequent Offer, Harmony will make an offer or offers (at an unspecified price, upon certain undefined conditions and at an uncertain time) for the balance of the entire issued share capital of Gold Fields not already acquired by Harmony under the Early Settlement Offer, subject to:

•	the proposed merger of Gold Fields and IAMGold not being implemented for any reason, including by virtue of Gold Fields’ shareholders failing to approve the merger;

•	the passing and, where applicable, registration of the Harmony resolutions;

•	Harmony receiving valid acceptances of the Subsequent Offer from shareholders in respect of in excess of 50% of the entire issued share capital of Gold Fields (including those Gold Fields shares acquired by Harmony under the Early Settlement Offer and those Gold Fields shares that have been “irrevocably” pledged by Norilsk pursuant to the Norilsk undertaking);

•	the proposed merger being approved by the South African Competition Authorities;

•	the Draft Registration Statement with respect to Harmony shares to be exchanged in the U.S. having been declared effective by the SEC; and

•	the approval of all necessary regulatory authorities.

     52. The purported two-stage offer is an elaborate ruse. First, the undertaking by Norilsk not to accept the Early Settlement Offer is an integral part of the offer and Harmony’s and Norilsk’s joint plan to acquire control of Gold Fields because it permits Harmony, by virtue of Norilsk’s pledge to vote its shares, as Harmony wishes, against the IAMGold Transaction and to tender its 20% shareholdings into the Subsequent Offer, to acquire effective control of Gold Fields at the moment it acquires 30.01% of Gold Fields’ shares in the Early Settlement Offer without necessarily successfully bidding for the whole of Gold Fields.

     53. Second, because of the relatively small number of acceptances that Harmony must obtain in order to gain this effective control, the offer puts excessive power in the hands of a limited number of Gold Fields’ shareholders, many of them arbitrageurs, with short-term profit-driven interests at odds with those of the vast majority of Gold Fields’ shareholders, including those in the United States. This disenfranchisement of Gold Fields’ shareholders has not been disclosed by Harmony.

     54. The fact that the bid has been deliberately structured so that the battleground for the Tender Offer is phase one, and not phase two, is by definition of the highest material importance to all investors and not just those outside the United States.

     G.     The Harmony Expert Report

     55. The Harmony Expert Report comprises 195 pages of text distributed with the Offering Circular. It was prepared in March 2004 by the well-known gold consulting firm of Steffen, Robertsen & Kirsten (“SRK”) in connection with Harmony’s acquisition of the assets of Avgold Limited and presents a detailed analysis of Harmony’s gold mining assets as of January 2004.

     56. The most fundamental aspect of the Harmony Expert Report is SRK’s estimation of Harmony’s proved and probable gold reserves. For a natural resources company, reserves represent the future value of the company and are highly material to investors. In estimating reserves, the assumed price of gold is critical. A higher assumed price will lead to greater reserves, and a lower assumed price will conversely lead to lower reserves.

     57. SRK assumed a gold price of 107,000 Rand per kilogram for Avgold’s assets, and 93,000 Rand per kilogram for Harmony’s South African assets (a comparable value was used for Harmony’s Australian assets, which are a relatively insignificant portion of Harmony’s overall gold assets).

     58. Using these assumptions, SRK estimated Harmony’s total reserves, including Avgold, as slightly over 39 million ounces.

     59. In connection with the Offering Circular, Harmony reported on significant changes to its operations since the time SRK prepared the Harmony Expert Report. Harmony reported that a number of its mine shafts had ceased production in the last 6 months. Reserves from those shafts will no longer be included in Harmony’s proved and probable reserves, thereby reducing the reserves previously reported by SRK.

     H.     The Significance of the 34.9% Ceiling in the Early Settlement Offer

     60. As described above, Harmony’s bid for Gold Fields is divided into two distinct stages. During stage one, Harmony seeks to obtain up to 34.9% of the outstanding shares of Gold Fields exclusive of those shares purportedly to be tendered by Norilsk, which would occur in the second stage.

     61. The significance of the 34.9% ceiling is due to a requirement under South African law that acquisition of a 35% stake in a company triggers an obligation to make an immediate offer for all outstanding shares. Stopping just shy of 35% permits a bidder to implement a second stage bid, which Harmony claims to intend to do here.

     62. To a non-U.S. investor reviewing the Offering Circular — with its explicit repetition of the representation that Harmony has procured a pledge by Norilsk to tender its 20% shareholding in stage two of the offer — the significance of the 34.9% ceiling is crystal clear: the second stage of the offer is irrelevant because if the stage one ceiling is reached (or indeed if 30.01% of shares are pledged), the Norilsk pledge will assure majority control is achieved.

     63. The fact that the bid has been deliberately structured so that the battleground for the tender offer is stage one (i.e., the Early Settlement Offer) and not stage two is by definition of the highest material importance to all investors, not just those outside the United States.

I.       OMISSIONS AND MISSTATEMENTS OF MATERIAL FACT BY HARMONY

          A.     Fraudulent Omissions

               1.     The Deliberate Omission of The Harmony Expert Report

     64. The Harmony Expert Report is the most current independent assessment of Harmony’s exploration and mining activities and the value of those assets, and includes a detailed analysis of Harmony’s reserves. This information is no less material to U.S. Investors’ decisions whether to tender into the Early Settlement Offer for Harmony stock than it is to overseas investors’ decisions to tender.

     65. The information that Harmony has provided to the U.S. Investors in the Draft Registration Statement paints a completely different picture on reserves than does the Harmony Expert Report. In the Draft Registration Statement, Harmony discloses that its proven and probable gold reserves are 62 million ounces, based upon a price of 92,000 Rand per kilogram. This stands in stark contrast to the Harmony Expert Report, which discloses proven and probable reserves of 39 million ounces based upon a slightly higher price assumption.

     66. This discrepancy could even be greater if the disclosures were made on a strictly comparable basis. If the Harmony Expert Report included the reduction in reserves due to closed mine shafts, as discussed in the update to the Harmony Expert Report included in the Offering Circular, and used the more conservative value of 92,000 Rand per kilogram used in the Draft Registration Statement in estimating reserves, the estimate in the Harmony Expert Report would be even lower than 39 million ounces. This is somewhat counterbalanced by the 2 million ounces in proved and probable reserves for Papua New Guinea that Harmony discloses in the Draft Registration Statement that is not discussed in the Offering Circular, but that would at most raise the estimate in the Offering Circular to 41 million ounces.

     67. The dramatic discrepancy between the reserves estimate disclosed in the Harmony Expert Report and in the Draft Registration Statement is highly material information on Harmony’s core asset. This discrepancy, which is entirely unexplained by Harmony, results from the inappropriate reclassification of inferred resources as probable reserves, and renders Harmony’s disclosure in the Draft Registration Statement false and misleading.

2.	The Deliberate Omission of Norilsk’s Role in the Development of the Tender Offer and Status as a Co-Bidder

     68. Norilsk acquired its original 20% stake in Gold Fields with the intention of eventually acquiring key Gold Fields’ assets and has allied itself with Harmony for the purpose of carrying out this objective. The disclosures by Harmony do not, however, properly acknowledge this fact, thus leaving investors in the dark as to Norilsk’s future plans for Gold Fields’ assets.

     69. Harmony and Norilsk jointly developed and “finalized” the structure and terms of the Tender Offer. As a result of Norilsk’s agreement to vote its Gold Fields’ shares against the IAMGold Transaction and to tender them to Harmony in return for Harmony shares, Norilsk will possess substantial power and control in a post-transaction entity, although Harmony has deliberately omitted to state the specific nature of that power and control.

     70. At a bare minimum, Gold Fields’ investors are entitled to know the identity of all the bidders for their company. As it stands now, the Draft Registration Statement is wholly inadequate as it fails to include material information concerning what Norilsk has done to develop and implement the tender offer as well as requisite information about Norilsk. Gold Fields’ U.S. Investors are thus being asked to tender their shares to one publicly disclosed bidder while the other bidder’s role and future plans for the company are shielded from any public disclosure.

3.	The Omission of Information Concerning the Possible Illegality of Norilsk’s Holdings in Gold Fields

     71. Harmony has also failed to disclose yet another key fact calling into question the legality of the Norilsk undertaking and whether, as a matter of Russian law, Norilsk may even be able to vote its Gold Fields shares against the IAMGold Transaction or tender them to Harmony. Under a Russian law in place at the time of Norilsk’s purchase of its 20% share of Gold Fields, Russian Central Bank approval was required in advance of the purchase. Press reports have, however, raised questions about the impact of this law on Norilsk’s purchase of Gold Fields’ shares:

MOSCOW (Mineweb.com) (October 22, 2004) — The Central Bank of Russia officially confirmed today that it has been reviewing the legality of the purchase by Norilsk Nickel of a 20% stake in Gold Fields. The Bank also revealed that the review has been classified as a state secret, and details are “not available for comments.”

The response from the Bank adds to the doubt already circulating in Johannesburg regarding the reliability of Russian backing for Harmony Gold’s attempt to take over Gold Fields.

According to disclosures by Harmony Gold and its executives, Norilsk Nickel signed an “irrevocable undertaking” last week to deliver its shares in Gold Fields to support the Harmony takeover bid; and against Gold Fields’ proposed merger with IAMGold.

Andrei Kozlov, first deputy chairman of the Central Bank, responded to a written request by saying that on June 18, a new law ‘On Currency Regulation and Control’ came into effect, which ended the requirement for exporters of capital to obtain Central Bank permission for deals, like the Gold Fields purchase. However, Kozlov’s spokesman acknowledged that, because the Norilsk Nickel purchase occurred in March, it came under the old law, confirming the Central Bank’s right to review it. When Norilsk Nickel first announced the transaction, it claimed that no Central Bank or Russian government permission was required.

     72. Other media sources within Russia dating to well before the announcement of the bid for Gold Fields have confirmed that the Russian government’s review of the Norilsk purchase will “take time:”

Russian government to take time reviewing Norilsk Nickel billion-dollar deal

(Moscow) (The Russia Daily Journal (April 13, 2004) — Russian government agencies, including the Central Bank, say they have begun a review of details of Norilsk Nickel’s $1.16 billion purchase of Gold Fields shares from Anglo American of South Africa.

A Moscow source close to the Central Bank told TRJ that the current policy of the Central Bank is to discourage substantial foreign borrowing by Russian corporations. In cases of acquisitions abroad, such as Norilsk Nickel’s purchase of a 20% stake in Gold Fields, the source said the Russian company has a six-month period in which it may either opt to return its cash to Russia, or to obtain the required Central Bank approval for the offshore capital transfer.

Given the importance of the Norilsk commitment to the Tender Offer, Harmony must have known of any contingency and should have made appropriate disclosures to Gold Fields’ investors.

4.	The Failure to Disclose the Risks of Harmony’s Share Currency

     73. Harmony has further falsely misled Gold Fields’ shareholders by offering them a hugely risky acquisition currency — Harmony ordinary shares — without adequately disclosing information that adequately addresses the inherent risks of owning such shares. Indeed, as Harmony notes in its Draft Registration Statement, if Harmony’s takeover of Gold Fields is completed, its two largest shareholders, including Norilsk, will be in a position to exert “heightened influence” over its management and business. This fact, coupled with Harmony’s consistent pattern of losing money, will render Harmony’s shares a highly volatile and speculative investment.

5.	The Failure to Disclose the Nature of Harmony’s Commitment and Conditions to the Subsequent Offer

     74. Harmony does not adequately disclose the conditions to the “further offers” that it supposedly will make in the Subsequent Offer. In its Draft Registration Statement, under the heading “Subsequent Transactions; Compulsory Acquisition; Delisting,” Harmony states that the conditions will “include” six enumerated conditions. Harmony does not state that these will be the only conditions — just that the conditions to the “further offer” will include at least these six items. In fact, Harmony states on page (ix) of the Draft Registration Statement, under the heading “Questions and Answers About the US Offer,” that subsequent to completion of the 34.9% Early Settlement Offer, Harmony has “irrevocably committed to make offers in the United States and South Africa to all of the remaining share capital of Gold Fields subject to certain conditions to be described therein.” This necessarily implies the inclusion in the “further offers” of conditions not described in the Draft Registration Statement itself, but rather only in some future offering documents under which any “further offers” may be made.

     75. In addition, Harmony does not even adequately describe the six enumerated conditions. For example, the sixth condition is described as “the approval of all regulatory authorities whose approval is required for the implementation of the further offers,” but nowhere does the Draft Registration Statement advise U.S. Investors which regulatory authorities must approve the “further offers” or what steps Harmony will be required to take, and what conditions Harmony may be required to meet, to secure those approvals. The conditions in the “further offers” need to be more fully described so that a Gold Fields shareholder can make an informed investment decision as to whether to tender shares into the 34.9% Early Settlement Offer.

     B.     Fraudulent Misstatements By Harmony

1.	The False Share Price Premium

     76. At the heart of Harmony’s effort to falsely induce Gold Fields’ shareholders to tender their shares is its claim in the Draft Registration Statement that Harmony is offering a share price premium of approximately 28.6% to Gold Fields’ shareholders. This premium is allegedly based upon the average closing price of each companies’ shares for the period of 30 business days ending October 14. This so-called “premium” is, however, misleadingly designed to obscure the fact that, based on NYSE closing prices of October 15, 2004 for both Gold Fields’ and Harmony’s ADS, Harmony is offering a mere 7% premium. This, as Harmony is aware, is an anemic premium for a corporate acquisition, particularly in light of current world gold prices and this — and all facts relevant to Harmony’s so-called “premium” — should be made known to Gold Fields’ U.S. shareholders.

2.	The Coercive Nature of the Offer Structure

     77. In the Draft Registration Statement, Harmony states that its tender offer is being “structured through two separate offers for legal reasons in order to satisfy regulatory requirements.” That is demonstrably false.

     78. As alleged above, Harmony misrepresents the rationale for its offer structure because it is in fact intended to accelerate its ability to influence control over Gold Fields, as well as to avoid compliance with South African rules governing the point at which a full offer for all shares must be made.

     79. To make matters worse, Harmony’s representation that it has “irrevocably committed” to make the Subsequent Offer is false and misleading.

3.	Misstatement of Reserves

     80. As set forth above, there is a very significant discrepancy between the 62 million ounces of gold reserves reported by Harmony in the Draft Registration Statement and the independently audited reserve numbers of 39 million ounces reported in the Harmony Expert Report. This substantial and unexplained discrepancy is on its face materially misleading, and is rendered even more so by the fact that it results from the inappropriate reclassification of inferred resources as probable reserves.

II.	HARMONY’S FAILURE TO FILE DISCLOSURES APPROPRIATE TO DISCLOSE NORILSK’S ROLE AS A CO-BIDDER UNDER THE SEC TENDER RULES

     A.     Harmony Has Failed to Disclose Norilsk is a Co-Bidder under the Securities Laws

     81. Harmony and Norilsk — by their own admission in various SEC filings — have worked together from the very conception of the tender offer to jointly develop its terms:

•	The Harmony Form F-4: This filing confirms that for weeks before the offer was launched, Norilsk and Harmony worked together to devise the optimal structure for the tender offer. The section of the Form F-4 entitled “Background of the Offers” notes that Harmony’s earliest possible consideration of a transaction involved “working with Norilsk to form two separate geographically-focused entities with Harmony acquiring the South African assets and Norilsk acquiring the international assets. The primary question at that point was the most effective manner in which to approach Gold Fields with regard to this proposal.” The document also acknowledges that upon the announcement of the IAMGold transaction, Norilsk “expressed an interest in receiving a specific proposal from Harmony that would be more favorable to shareholders of Gold Fields.”

•	The Harmony and Norilsk Form 13Ds: The Harmony Form 13D states that it has “shared power” to vote all of the Gold Fields’ shares held by Norilsk, which is prima facie evidence of a shared and common interest in implementing and finalizing the tender offer. Norilsk amended its Form 13D on October 18 to state that it may be considered a “group” with “Harmony” for purposes of SEC reporting requirements, which is further evidence of a common purpose under SEC regulations in pursuing the tender offer. Norilsk and Harmony also state in their Form 13Ds that since September 6, 2004, they have been engaged in discussions “regarding the terms of the Undertaking, subject to board approval, finalization of the structure of the Proposed Offer and discussions with regulatory authorities.” (emphasis added).

     82. The clearest possible evidence of the joint nature of the tender offer is the Norilsk undertaking to vote against the IAMGold Transaction and to tender its shares to Harmony, without which Harmony would not have gone forward with the takeover attempt. The five irrevocable undertakings in the agreement represent a cluster of irrevocable contractual commitments that flatly rebut any suggestion that Harmony and Norilsk are acting independently of one another for purposes of pursuing the tender offer or for purposes of asserting control over a post-merger entity.

     83. Moreover, the Draft Registration Statement is clear that Norilsk will enjoy a substantial equity interest in a post-merger entity, although it omits to state what managerial and other powers Norilsk will possess.

     84. By working jointly with Harmony to structure and implement the tender offer, and by procuring for itself a substantial interest in the post-merger entity, Norilsk is a bidder as that term is defined under the United States securities laws.

     85. Despite Norilsk’s status as a bidder under the tender offer rules, Gold Fields’ shareholders have not been provided with any of the disclosures concerning Norilsk required of a bidder on Schedule TO, as set forth in detail in Regulation M-A, 17 C.F.R. § 229.100, et. seq. Indeed, despite actively working with Harmony to structure the Tender Offer, and notwithstanding the central role it will have in any resulting entity, Harmony and Norilsk have denied Gold Fields’ shareholders even the most basic information about Norilsk’s role in designing the tender offer and its role in a post-merger entity. For example, there is simply no disclosure of:

•	information about Norilsk’s role in setting the terms and conditions of the Tender Offer or information provided to Norilsk by Harmony and its advisors about the advantages of a transaction;

•	relevant financial and background information for Norilsk;

•	the existence of transactions in shares of Gold Fields’ by Norilsk within sixty days of the date of the tender offer (e.g., has it accumulated shares beyond its 20% shareholding in order to obtain an even greater role in post-merger company);

•	information regarding the intentions of Norilsk as to the management and future operations of a post-merger entity, including its plans to dispose of Gold Fields’ assets in favor of Norilsk; and

•	information concerning the extent to which Norilsk will control a post-merger entity, including in the form of representation on its board of directors.

III.	THE IRREPARABLE HARM TO GOLD FIELDS IF THE TENDER OFFER PROCEEDS ON THE BASIS OF MISLEADING DISCLOSURES

     86. As a result of these numerous securities law violations, U.S. Investors are being asked to make definitive judgments about how to respond to the Early Settlement Offer, including whether to tender, sell or hold all or part of their Gold Fields’ ADS and ordinary shares, on the basis of misleading and incomplete disclosures.

     87. The irreparable harm to Gold Fields and its shareholders is clear: with each misinformed and misled shareholder who tenders because of incorrect information, Harmony gathers the critical mass of shares that will eventually enable it to reach the 34.9% triggering amount and assume de facto control of Gold Fields together with Norilsk. If that happens, Gold Fields’ shareholders will become shareholders in a new company that has (i) misled them into tendering their shares, (ii) provided inconsistent and possibly false descriptions of its core asset, (iii) and failed to disclose the role the dominant shareholder (Norilsk) will play in the new company. At this point, the injury to shareholders will effectively be a fait accompli as there can be no assurance that shareholders who have already tendered based upon the tainted information in the Draft Registration Statement will in fact read new documents and come to a new and informed investment decision. Only injunctive relief will prevent the irreparable injury flowing from further shareholder tenders based upon the misleading information disseminated by Harmony.

VIOLATIONS OF THE FEDERAL SECURITIES LAWS

COUNT I — VIOLATIONS OF SECTION 14(e) OF THE SECURITIES EXCHANGE ACT OF 1934

(For an Injunction Preventing the Early Settlement Offer From Proceeding on the Basis of Inaccurate and Incomplete Disclosures and Requiring the Issuance of Corrective Disclosures)

     88. Plaintiff repeats and realleges each and every allegation of paragraphs 1 through 101 as if fully set forth herein.

     89. Harmony’s Draft Registration Statement and Schedule TO fail to disclose information required to be disclosed pursuant to SEC rules and regulations and makes materially false statements on matters material to Gold Fields’ shareholders.

     90. Harmony’s material misstatements and omissions and fraudulent, deceptive or manipulative acts, as set forth above, violate Section 14(e) of the Securities Exchange Act of 1934. If Harmony’s statements and omissions are not promptly corrected, Gold Fields’ U.S. Investors will be deprived of the full and accurate information concerning the Early Settlement Offer and the Tender Offer as a whole to which they are entitled to by law. Failing the prompt correction of Harmony’s statements and omissions, Gold Fields and Gold Fields’ U.S. Investors will be irreparably injured when U.S. Investors are forced to make investment decisions with respect to the Early Settlement Offer based on incomplete and inaccurate information.

     91. Harmony has made the false and materially misleading statements and omissions intentionally, knowingly or recklessly.

     92. Gold Fields is entitled to an injunction requiring Harmony to correct its material misstatements and omissions in its Draft Registration Statement and Schedule TO and forbidding Harmony from conducting a tender offer in the U.S. for Gold Fields until the passage of a sufficient period of time during which the adverse effect of the misleading disclosures has dissipated and the corrected disclosures may be fully absorbed by the market and U.S. Investors, which will be a minimum of sixty days. Such relief must also include Harmony’s return of shares or ADS tendered by U.S. Investors pursuant to the Early Settlement Offer from the time the Tender Offer was announced up until the time any injunction is entered.

     93. Gold Fields has no adequate remedy at law.

COUNT II — VIOLATIONS OF SECTION 14(d) AND 14(e) OF THE SECURITIES EXCHANGE ACT OF 1934

(For an Injunction Preventing the Early Settlement Offer on the Grounds of the Failure to Disclose that Norilsk is a Co-Bidder and the Failure to Disclose Required Information Concerning Norilsk)

     94. Plaintiff repeats and realleges each and every allegation of paragraphs 1 through 107 as if fully set forth herein.

     95. Section 14(d)(1) of the Exchange Act (15 U.S.C. § 78n(d)(1)) makes it unlawful for any natural person or company to make a tender offer unless such person or company has filed with the SEC “a statement containing such of the information specified in section 13(d) of this title, and such additional information as the Commission may by rules and regulations prescribe as necessary or appropriate in the public interest or for the protection of investors.” Pursuant to Section 14(d), Rule 14d-6(d) requires all

“bidders” to file a Schedule to disclose this material information. “Bidder” is defined in Rule 14d-1(g)(2) as “any person who makes a tender offer or on whose behalf a tender offer is made.” 17 C.F.R. § 240.14d-6, § 240.14d-1.

     96. SEC rules and regulations proscribed pursuant to Section 14(d) describe in detail the materials that must be included in a tender offer solicitation, registration statement or prospectus, including a Schedule TO and Form F-4. SEC rules and regulations expressly required that bidders make complete and accurate disclosure of, among other things:

a)	“The reasons for engaging in the transaction,” 17 C.F.R.§ 229. 1004(a)(2)(iii); Form F-4, Item 4(a)(2), and “the purposes of the transaction,” 17 C.F.R. § 229.1006(a);

b)	Pro forma financial information reflecting the impact of the transaction on the company, 17 C.F.R. § 229.1010(b), as well as any adjustments attributable to the transaction, 17 C.F.R. § 210.11-02(b)(6) and item 5 of Form F-4;

c)	Pro forma financial information required by Regulation S-X, 17 C.F.R. § 210.11-02(b)(6) and Item 5 of Form F-4;

d)	A description of the accounting treatment of the transaction, Item 4(a)(5) of Form F-4;

e)	A description of any material litigation, Item 8A-7 of Form 20-H; and

f)	A discussion of the most significant risk factors that make the transaction speculative or risky, Item 3 of Form F-4 and 17 C.F.R. § 229.503(c).

     97. In addition to these specific requirements, a bidder must “[f]urnish such additional material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not materially misleading.” 17 C.F.R. § 229.1011(b).

     98. Disclosure of the identity and background of each “bidder” is intended to give tendering shareholders information regarding the offeror’s management to provide the shareholders with a basis to determine whether to hold, sell or tender all or part of their shares in response to the offer.

     99. In violation of Rule 14d-6(d) and, separately, Section 14(e), which prohibits dissemination of misleading tender offer materials, Harmony has failed in the Draft Registration Statement and Schedule TO to disclose that Norilsk is a co-bidder with Harmony. As described above, Harmony entered into discussions with Norilsk about Harmony’s scheme to acquire Gold Fields in its early planning stages. Harmony’s desire to bring Norilsk into the fold led Harmony to approach Norilsk on September 6, 2004, well before any public disclosure of Harmony’s intention to acquire Gold Fields, and to inform it of Harmony’s proposed plan to acquire all the shares of Gold Fields. Harmony was unwilling to proceed with its proposed offer unless it first received an undertaking from Norilsk that it would vote against the IAMGold Transaction and tender its Gold Fields’ shares to Harmony. Harmony has admitted that it and Norilsk acted together to devise and agree upon the structure of Harmony’s bid for Gold Fields.

     100. Thus, Norilsk was involved in the planning of Tender Offer virtually from its conception, and is admitted by Harmony to be a primary motivating force behind the structure under which Harmony seeks first to acquire 34.9% of Gold Fields’ shares followed by the acquisition of the 20% owned by Norilsk (which could result in all of the Norilsk shares being acquired while the other Gold Fields security holders are limited to having only a pro rata portion of their shares acquired in the initial partial tender offer).

     101. Of equal, if not greater, significance is the fact that following the Early Settlement Offer (if successful in obtaining for Harmony more than 30% of Gold Fields’ shares), Harmony and Norilsk will together effectively control Gold Fields through their aggregate ownership of a majority of Gold Fields’ common shares. Harmony and Norilsk have already reached an agreement under which Norilsk has committed (purportedly irrevocably) to vote its Gold Fields’ shares at Harmony’s direction against the IAMGold Transaction. This shared control would exist immediately upon consummation of the Early Settlement Offer, and would not depend on the occurrence of the Subsequent Offer.

     102. Given these facts, Norilsk, in its most recent amendment to its Schedule 13D states: “Pursuant to Rule 13d-5(b), [Norilsk] and Harmony may be deemed to be a group.” Relatedly, Harmony filed a Schedule 13D on October 26, 2004, disclosing that Harmony has “shared power to vote all of the Gold Fields’ shares owned by Norilsk” as a result of the undertaking. Norilsk is thus a “bidder” as that term is defined by the applicable SEC rules.

     103. Notwithstanding Norilsk’s role as a bidder, the Harmony Draft Registration Statement and Schedule TO, among other omissions, do not identify Norilsk as a bidder, do not contain background information regarding Norilsk, do not describe Norilsk’s role in the formulation of the tender offer, and do not disclose Norilsk’s plans with respect to Gold Fields (which are to acquire Gold Fields’ international assets). As a result of these omissions, U.S. Investors are being forced to make uninformed investment decisions on the basis of incomplete and misleading information.

     104. These materially false, misleading and incomplete disclosures were made in anticipation of and in connection with the Early Settlement Offer. They are thus in violation of §§14(d) and (e) of the Securities Exchange Act of 1934.

     105. Norilsk’s financial condition and the other required information set forth above are material to the decision by Gold Fields’ shareholders whether to sell, tender or hold all or part of their Gold Fields’ shares. If the Early Settlement Offer results in Harmony’s acquisition of 34.9% of Gold Fields’ stock, followed by Harmony’s tender for Norilsk’s 20% block, Norilsk in all likelihood will try to acquire certain international assets of Gold Fields. The terms of such a transaction and the likelihood of such a transaction succeeding would impact the value of the Gold Fields’ shares that remain in public hands following the completion of the Early Settlement Offer and the subsequent acquisition of the Norilsk shares. Financial and other information about Norilsk is material to U.S. Investors because it would aid in their evaluation of whether to sell, tender, or hold in response to the Early Settlement Offer. The failure to include the required information about Norilsk is depriving Gold Fields’ shareholders of material information to which they are entitled under the federal securities laws.

     106. Gold Fields has no adequate remedy at law.

COUNT III — FOR VIOLATIONS OF SECTION 5 OF THE SECURITIES ACT OF 1933

(For an Injunction for Offering Securities Without a
Registration Statement on File in Relation to those Securities)

     107. Plaintiff repeats and realleges each and every allegation of paragraphs 1 through 120 as if fully set forth herein.

     108. Section 5(c) of the Securities Act of 1933 (15 U.S.C. § 77e(c)) prohibits the offer of a “security” in interstate commerce unless a registration statement is on file with respect to that security.

     109. Section 2(a)(1) of the Securities Act of 1933 (15 U.S.C. §77(b)(a)(1)) defines the term security broadly to include, among other things, any “interest or instrument commonly known as a security,” any “investment contract,” or “or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.”

     110. Harmony states in its Draft Registration Statement that to the extent it offers greater consideration in the “further offers,” holders of Gold Fields shares that have accepted the Early Settlement Offer will be entitled to receive any excess consideration payable in the “further offers,” regardless of whether they are Harmony shareholders at such time. This severable right to future additional consideration is clearly a valuable (albeit contingent) right that could trade in the market (assuming there was an extant effective registration statement). The right to future consideration is being offered for value, because Gold Fields shareholders are being asked to exchange each of their shares for 1.275 new Harmony shares plus this right.

     111. The offer by Harmony to provide greater consideration in a later offer constitutes the offer of a security without a registration statement in violation of Section 5(c).

     112. Gold Fields has no adequate remedy at law.

WHEREFORE, Plaintiff Gold Fields prays for the following relief:

A.	With respect to Count I as follows:

i.	An order requiring Harmony to make appropriate disclosures to correct the unlawful misleading disclosures and omissions made in its public filings, and preliminarily and permanently enjoining Harmony from purchasing any Gold Fields’ shares or ADS from U.S. Investors or continuing to make any tender offer to U.S. Investors for Gold Fields shares or ADS or taking any further action to pursue the Early Settlement Offer or the Tender Offer as a whole or any other steps in furtherance of a takeover of Gold Fields until such time as corrective disclosures are made in its Draft Registration Statement and Schedule TO and for an additional period of at least 60 days following such disclosures to allow full dissemination and absorption of such disclosures in the marketplace and by U.S. Investors. Such relief must also include Harmony’s return of shares or ADS tendered from U.S. Investors pursuant to the Early Settlement Offer from the time it was announced up until the time any injunction is entered.

ii.	Granting Gold Fields such other and further relief as this Court may deem just and proper.

B.	With respect to Count II as follows:

i.	An order determining that Norilsk is a bidder as defined under 17 C.F.R. § 240.14d-1 and requiring Harmony to make appropriate disclosures to reflect this fact to correct the unlawful and misleading disclosure and omissions made in Harmony’s Registration and Schedule TO, and preliminarily and permanently enjoining Harmony from purchasing any Gold Fields’ shares or ADS from U.S. Investors or continuing to make any tender offer to U.S. Investors for Gold Fields shares or ADS or taking any further action to pursue the Early Settlement Offer or the Tender Offer as a whole or any other steps in furtherance of a takeover of Gold Fields until such time as corrective disclosures are made in its Draft Registration

Statement and Schedule TO and for an additional period of at least 60 days following such disclosures to allow full dissemination and absorption of such disclosures in the marketplace and by U.S. Investors. Such relief must also include Harmony’s return of shares or ADS tendered from U.S. Investors pursuant to the Early Settlement Offer from the time it was announced up until the time any injunction is entered.

ii.	Granting Gold Fields such other and further relief as this Court may deem just and proper.

C.	With respect to Count III as follows:

i.	An order determining that Harmony is offering securities to Gold Fields’ U.S. Investors without having first registering such securities in violation of Section 5 of the Securities Act of 1933 and an order preliminarily and permanently enjoining Harmony from purchasing any Gold Fields’ shares or ADS from U.S. Investors or continuing to make any tender offer to U.S. Investors for Gold Fields shares or ADS or taking any further action to pursue the Early Settlement Offer or the Tender Offer as a whole or any other steps in furtherance of a takeover of Gold Fields until such time as its securities are properly registered with the SEC.

ii.	Granting Gold Fields such other and further relief as this Court may deem just and proper.

iii.	Granting plaintiff Gold Fields such other and further relief as this Court may deem just and proper.

iv.	Granting Gold Fields its costs and disbursements in this action.

Dated:	November 11, 2004 New York, New York

Respectfully submitted, LINKLATERS
By:
James R. Warnot, Jr. (JW 9903)
Michael J. Osnato, Jr. (MO 6982)
Paul S. Hessler (PH 4461)
Kris Kerstetter (KK 9477)
Justin Williamson (JW 6602)

1345 Avenue of the Americas
19th Floor
New York, NY 10105
(212) 424 9000
(212) 424 9100 (Fax)

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

Jerome S. Hirsch (JH 5650)
Joseph N. Sacca (JS 9435)
Jeremy A. Berman (JB 0378)
Four Times Square
New York, NY 10036
(212) 735-3000
(212) 735-2000 (fax)

Attorneys for Plaintiff Gold Fields Limited